Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated September 27, 2024, except for the effects of Note 14, Reverse Stock Split, as to which the date is July 31, 2025, with respect to the consolidated financial statements of InMed Pharmaceuticals, Inc. included in the Annual Report on Form 10-K for the year ended June 30, 2024.

/s/ Marcum LLP

New York, NY

December 8, 2025